Exhibit 10.8

COMMUNITY BANK OF THE CHESAPEAKE
SALARY CONTINUATION AGREEMENT

(AS AMENDED AND RESTATED)

(2003)

THIS AGREEMENT was originally adopted on the 6th day of September, 2003, subsequently amended and restated on December 22, 2008 and hereby amended and restated in its entirety on April 30, 2018 by and between COMMUNITY BANK OF THE CHESAPEAKE, a state-chartered commercial bank located in Waldorf, Maryland (the “Company”), and GREGORY COCKERHAM (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Accrued Benefit” shall mean the Normal Retirement Benefit in Section 2.1.1 of this Agreement.

1.2 “Change in Control” The term “Change in Control” means a “change in ownership,” “change in effective control” or “change in in the ownership of a substantial portion of assets,” as such terms are defined for purposes of Section 409A of the Code and regulations thereunder.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Corporation” means The Community Financial Corporation.

1.5 “Disability” means the Executive’s (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) receipt of disability benefits for a period of three (3) months under an accident and health plan of the employer by reason of the participant’s medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.6 “Effective Date” means March 28, 2003.

1.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.8 “Normal Retirement Age” means the Executive attaining age 65.

1.9 “Normal Retirement Benefit” shall mean the benefit described in Section 2.1 of this Agreement.

1.10 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.11 “Termination for Cause” shall be defined as set forth in Article 5.

1.12 “Separation from Service” means the termination of the Executive’s employment with the Company for reasons other than death. Whether a Separation from Service takes place shall be determined in accordance with Section 409A of the Code and the regulations thereunder and based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A termination of employment will not be considered a Separation from Service if:

(a) the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b) the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.13 “Years of Service” means the twelve consecutive month period beginning on the Executive’s date of hire and any twelve (12) month anniversary thereof, during the entirety of which time the Executive is an employee of the Company.

ARTICLE 2
LIFETIME BENEFITS

2.1 Normal Retirement Benefit. Upon a Separation from Service on or after the Executive’s Normal Retirement Age, other than for reason of death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The benefit under this Section 2.1 is an annual benefit of $72,235 (Seventy-Two Thousand Two Hundred Thirty-Five Dollars) for a period of fifteen (15) years. The Company’s Board of Directors, in its sole discretion, through duly adopted resolution, may increase the annual benefit under this Section.

2.1.2. Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments of $6,020 (Six Thousand Twenty Dollars) commencing with the month following Executive’s Separation from Service.

2.2 Early Termination Benefit. Upon a Separation from Service prior to Normal Retirement Age, other than for reasons of Disability, Change of Control or death, the Executive shall be entitled to a benefit equal to the Accrued Benefit, calculated as of the date of Separation from Service. Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

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2.2.1 Reserved.

2.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age.

2.3 Disability Benefit. Upon a Separation from Service due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive his Accrued Benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Executive’s Accrued Benefit.

2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 180 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age.

2.4 Change of Control Benefit. Upon a Separation from Service within 12 months subsequent to a Change of Control and prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Normal Retirement Benefit amount described in Section 2.1.1.

2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age.

2.4.3 Net after tax benefit. Notwithstanding any other provision of this Agreement to the contrary, if payments made under Section 2.4 of this Agreement or otherwise from the Company or any affiliate of the Company are considered “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (such payments hereinafter referred to as the “Total Payments”), then such payments shall be reduced to the greatest amount that may be paid to the Executive under Section 280G of the Code without causing any loss of deduction to the Company or its affiliates under such section (hereinafter referred to as the “Reduced Payments”), however, the payments or benefits shall not be reduced if the net after tax benefit to the Executive of receiving the Total Payments exceeds the net after tax benefit of receiving the Reduced Payments by at least $50,000. “Net after tax benefit” for purposes of this Agreement shall mean the sum of the present value of (i) the Total Payments or Reduced Payments (as applicable), less (ii) the amount of federal, state and local income and payroll taxes payable with respect to the foregoing calculated at the maximum marginal tax rates expected for each year in which the foregoing shall be paid to the Executive (based upon the rates in effect as set forth in the Code under state and local laws at the time of the Executive’s termination of employment with the Company), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 3.13 shall be made at the Company’s expense by an accounting firm, consulting firm, or law firm experienced in such matters. Any reduction in payments required by this Section 2.4.3 shall occur in the following order: (i) any cash severance, (ii) any other cash amount payable to the Executive and treated entirely as a “parachute payment”, (iii) any benefit valued entirely as a “parachute payment,” (iv) the acceleration of vesting of any equity award that is treated entirely as a “parachute payment”, (v) the acceleration of vesting of any equity awards that are time-vested options, and (vi) the acceleration of vesting of any other time-vested equity awards. Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to

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amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

2.5 Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “Specified Employee” at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified under this Article 2 of the Plan with respect to the applicable benefit.

2.6       Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount which the Company has accrued with respect to the obligations described in this Article 2, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7       Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Company may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a) may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b) must be made at least twelve (12) months prior to any scheduled distribution;

(c) must delay the commencement of any distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d) must not take effect less than twelve (12) months after the amendment is made.

ARTICLE 3
DEATH BENEFITS

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive’s beneficiary in 180 equal monthly installments commencing with the month following the Executive’s death.

3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the

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remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death, without any reduction for earlier commencement.

ARTICLE 4
BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for Cause. Cause shall mean, in the good faith determination of the Company’s Board of Directors, the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause. No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, on any application for any benefits provided by the Company to the Executive, or on any application for insurance that the Company may purchase on the life of Executive.

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5.3 Termination or Suspension Under Federal Law. (1) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Sections 8(c )(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

(2) If the Company is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(3) If a notice served under Section 8(e)(3) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Executive from participating in the conduct of the Company’s affairs, the Company’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while is contract obligations were suspended, and (ii) reinstate (in whole or in apart) any of its obligations which were suspended.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURE

6.1 Claims Procedure. Any individual (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

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6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7
AMENDMENTS AND TERMINATION

7.1 Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform to written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

7.2 Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to

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conform to written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder. The benefit shall be frozen as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

(a) Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b) Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the amount which the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

ARTICLE 8
MISCELLANEOUS

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

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8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d) Interpreting the provisions of the Agreement.

8.10 Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company shall reform the provision to the extent possible in order to avoid the additional tax or interest under section 409A.  However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision.  The Agreement shall be interpreted and administered to the greatest extent possible to be either exempt from Section 409A, or in compliance with Section 409A.

8.11 Not Contrived Against the Drafter. This Plan has been negotiated and prepared by the parties and their respective legal counsel, and no provision of this Plan shall be construed more strictly against one party as the drafter.

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IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

COMPANY:	COMMUNITY BANK OF THE CHESAPEAKE

/s/ Michael L. Middleton
Chairman of the Board of Directors

EXECUTIVE:	GREGORY COCKERHAM

/s/ Gregory Cockerham

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